EXHIBIT 2.15
USD 143,671,929

SACE FACILITY AGREEMENT

dated 28 November 2008

for

TIM CELULAR S.A.

as Borrower

TIM PARTICIPAÇÕES S.A.

as Guarantor

and with

BNP PARIBAS

acting as Mandated Arranger

BNP PARIBAS

acting as Agent

BNP PARIBAS

as Original Lender

and with

SACE S.p.A. – SERVIZI ASSICURATIVI DEL COMMERCIO ESTERO

as guarantee provider and co-arranger

TERM FACILITY AGREEMENT

CONTENTS

26.	Conduct of Business by the Finance Parties	69

27.	Sharing among the Finance Parties	69

28.	Payment Mechanics	72

29.	Set-off	74

30.	Notices	74

31.	Calculations and Certificates	76

32.	Partial Invalidity	76

33.	Remedies and Waivers	77

34.	Amendments and Waivers	77

35.	Counterparts	78

36.	Governing Law	79

37.	Enforcement	79

THIS AGREEMENT is dated 28 November 2008 and made between:

(1)
TIM CELULAR S.A., a company (sociedade anônima) duly organized and existing in accordance with the laws of Brazil, with its head office at Avenida Giovanni Gronchi, 7.143, City of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayer's Registry (CNPJ/MF) under No. 04.206.050/0001-80 ("TIM Celular");

(2)
TIM PARTICIPAÇÕES S.A., a company (sociedade anônima) duly organized and existing in accordance with the laws of Brazil, with its head office at Avenida das Américas, 3.434, bloco 1, 7° andar - Parte, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayer's Registry (CNPJ/MF) under No. 02.558.115/0001-21 (the "Guarantor");

(3)
BNP PARIBAS, a company (societe anonyme) duly organised and existing under the laws of the French Republic, with a share capital of E 1,823,540,634 and having its registered office at 16, boulevard des Italiens, 75009 Paris, France as mandated arranger (the "Mandated Arranger");

(4)
BNP PARIBAS, a company (societe anonyme) duly organised and existing under the laws of the French Republic, with a share capital of €1,823,540,634 and having its registered office at 16, boulevard des Italiens, 75009 Paris, France as Agent of the other Finance Parties (the "Agent"); and

(5)
BNP PARIBAS, a company (societe anonyme) duly organised and existing under the laws of the French Republic, with a share capital of E 1,823,540,634 and having its registered office at 16, boulevard des Italiens, 75009 Paris, France as lender (the "Original Lender").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Applicable Exchange Rate" means PTAX800 rate published by the Brazilian Central Bank through SISBACEN.

"Anatel" means Anatel (Agência Nacional de Telecomunicações), the telecommunications regulation agency in Brazil.

"Authorisation" means an authorisation, consent, approval, licence, exemption, filing, notarisation or registration.

"Authority" means Anatel and any other national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one (1) Month after the Signing Date (or, if prior to the date falling one (1) Month after the Signing Date, to the date on which the Available Facility is reduced to zero).

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Best Industry Practice" means the exercise of that degree of skill, diligence, prudence, foresight and practice which would reasonably and ordinarily be expected from a reasonable and prudent leading internationally recognised telecommunications company conducting the same type of business activities as those of the Obligors.

"BNDES" means Banco Nacional de Desenvolvimento Econômico e Social, the Brazilian development bank.

"Borrower" means TIM Celular.

"Brazil" means the Federative Republic of Brazil.

"Break Costs" means Fixed Rate Break Costs and Funding Break Costs.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Sao Paulo, Rio de Janeiro, London, Paris and (in relation to any date for payment or purchase in dollars) New York.

"Commitment" means:

(a)	in relation to the Original Lender, an amount equal to the Facility Amount and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Conversion Date" means:

(a)
for a Loan which is to be made at the date of the Conversion Request and for which a Conversion Notice has been provided by the Borrower and accepted by the Agent, the Utilisation Date for that Loan; or

(b)
for a Floating Rate Loan which has been made as at the date of the Conversion Request and for which a Conversion Notice has been provided by the Borrower and accepted by the Agent, the last day in the Interest Period for that Floating Rate Loan that is current as at the date of such Conversion Request.

"Conversion Notice" means a notice substantially in the form set out in Part 3 of Schedule 2 (Requests).

"Conversion Request" means a notice substantially in the form set out in Part 2 of Schedule 2 (Requests).

"Corporate Reorganisation" means any amalgamation, demerger, merger or corporate reconstruction or reorganisation.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Environment" means all, or any of, the following:

(a)	the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, ground and surface water and water in drains and sewers);

(c)	land (including, without limitation, surface and sub-surface soil);

(d)	the health of animals;

(e)	plants;

(f)	natural habitats; and

(g)	human health.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the Environment (or any part thereof) or harm to or the protection of human health or the health of animals or plants. "Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Amount" means USD143,671,929 being BRL 331,250,000 converted into dollars at the Applicable Exchange Rate published on 25 November 2008 (such Applicable Exchange Rate being 2.3056 BRL: 1 USD).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Mandated Arranger and the Borrower (or the Agent and the Borrower) or SACE and the Borrower setting out any of the fees referred to in Clause 12 (Fees).

"Final Repayment Date" means the date which falls 108 Months after the Signing Date.

"Finance Document" means this Agreement, the Guarantee, any Fee Letter, any Transfer Certificate and any other document designated as a "Finance Document" by the Agent and any of the Borrower or the Guarantor.

"Finance Party" means the Agent, the Mandated Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	debit balances with financial institutions;

(c)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of trading);

(i)	any amount raised by the issue of redeemable shares which are redeemable a the option of the holder on or before the Final Repayment Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(1)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

For the avoidance of doubt, this definition excludes any Financial Indebtedness owed by one member of the Group to another member of the Group.

"Fixed Rate" means, in relation to any Fixed Rate Loan made or to be made to the Borrower, the fixed rate accepted by the Borrower during a Quotation Conference Call that is confirmed by a Conversion Notice relating to that Fixed Rate Loan.

"Fixed Rate Break Costs" means, for a Finance Party, in respect of a Fixed Rate Event relating to the Loan (or part thereof), such amount as is determined by a Finance Party (acting in good faith), as being equal to the aggregate of:

(a)
the costs, claims, losses and liabilities that such Finance Party would incur on termination under an interest rate swap agreement (regardless of whether such an interest rate swap agreement has actually been entered into by that Finance Party):

where such interest rate swap agreement is governed by the ISDA 1992 Master Agreement and is for a nominal amount equal to the principal amount of the Loan and provides, for the period from the Conversion Date for the Loan to the Final Repayment Date, that such Finance Party is to pay to the counterparty under such interest rate swap agreement an amount calculated at the Fixed Rate for the Loan in exchange for a payment calculated by reference to LIBOR by the counterparty on the Scheduled Repayment Dates; and

(ii)
where the date on which such Fixed Rate Event occurs is deemed to be the Early Termination Date (as defined in the ISDA 1992 Master Agreement), the amount payable on such Early Termination Date is determined under section 6(e) of the ISDA 1992 Master Agreement by Market Quotation and Second Method and as if that Finance Party is the Non-Defaulting Party and the Borrower the Defaulting Party (and the only Affected Party) (where Early Termination Date, Market Quotation, Second Method, Non-Defaulting Party, Defaulting Party and Affected Party each has the meaning provided to it in the ISDA 1992 Master Agreement); and

(b)
any other costs, claims, losses and liabilities that such Finance Party has incurred or will incur under any other arrangement which that Finance Party has entered with respect to hedging interest rate exposure and which is attributable to such Fixed Rate Event.

"Fixed Rate Event" means:

(a)
any Loan (or part thereof) to be made under the Facility (a), if made; would be a Fixed Rate Loan and (b) is not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(b)	all of a Scheduled Amount of a Fixed Rate Loan is not repaid on the Scheduled Repayment Date for that Scheduled Amount; or

(c)
other than repayment of all (but not part) of a Scheduled Amount of a Fixed Rate Loan on the Scheduled Repayment Date for that Scheduled Amount, all or any part of a Fixed Rate Loan is repaid on any date (including, for the avoidance of doubt, if, for a Fixed Rate Loan, more or less than the Scheduled Amount for that Fixed Rate Loan and for a Repayment Date is repaid on that Repayment Date).

"Fixed Rate Loan" means a Loan made or to be made under the Facility to the Borrower in respect of which the Borrower has delivered to the Agent a Conversion Notice pursuant to Clause 8.1.4 which has been accepted by the Agent or the principal amount outstanding for the time being of that Loan.

"Floating Rate Loan" means a Loan (other than a Fixed Rate Loan) made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

"Funding Break Costs" means the amount (if any) by which:

(a)
the interest which a Finance Party should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Finance Party would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"GAAP" means generally accepted accounting principles in Brazil/the accounting rules set forth in Law No. 6,404/76, as amended, the rules and regulations issued by the Comissão de Valores Mobiliários and the accounting standards issued by the Instituto dos Auditores Independentes do BrasilIBRACON.

"Group" means each Obligor and each of its Subsidiaries for the time being.

"Guarantee" means the guarantee between the Guarantor and the Agent.

"Hedging Instrument" means any instrument or agreement with respect to any currency or interest rate purchase, cap or collar agreement, forward rate agreement, interest rate agreement, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap or currency swap or combined similar agreement or any derivative transaction protecting against or benefiting from fluctuations in any currency or interest rate or price under the Facility.

"Hedge Provider" has the meaning given to it in Clause 20.13.

"Hedging Transaction" means any hedging arrangement which is the subject of a Hedging Instrument.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Illicit Origin" means any origin which is illicit or fraudulent, including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud.

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default interest).

"Lender" means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)
the applicable British Bankers' Association Interest Settlement Rate for dollars for the relevant period, at the date of this Agreement displayed on page 3750 of the Telerate screen or page BBAM of the Bloomberg screen, provided that if each such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders (such rate, the "Screen Rate"); or

(b)
(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

"Loan" means a Floating Rate Loan or a Fixed Rate Loan.

"London Business Days" a day (other than a Saturday or Sunday) on which banks are open for general business in London and (in relation to any date for payment or purchase in dollars) New York.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Margin" means two point fifty three per cent. (2.53%) per annum.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, financial condition of any Obligor, any member of the Group or the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment and other material obligations under the Finance Documents or to perform its material obligations under any Telecommunications Licence; or

(c)	the validity or enforceability of the Finance Documents or any Telecommunications Licence or the rights or remedies of any Finance Party under the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Network" means:

(a)	the GSM networks operated by the Borrower in Brazil as at the Signing Date together with, from time to time, each additional GSM network operated by the Borrower in Brazil after the Signing Date; and

(b)	on or after the grant of the first 3G Telecommunications Licence to the Borrower, from time to time, each 3G network by the Borrower in Brazil.

"Obligor" means the Borrower or the Guarantor.

"Original Financial Statements" means:

(a)	in relation to the Guarantor, its audited non-consolidated financial statements and the consolidated financial statements of the Group, in each case for the financial year ended 31 December 2007; and

(b)	in relation to the Borrower, its audited consolidated and non-consolidated financial statements for its financial year ended 31 December 2007.

"Party" means a party to this Agreement.

"Permitted Disposal" means:

(a)	any sale, transfer, lease or disposal which is made in the ordinary course of trading and on arm's length terms;

(b)
for fair market value, provided that, at the Obligors' sole discretion, (1) the net disposal proceeds are applied towards prepayment of the Facilities or (2) the net disposal proceeds are re-invested within 12 months after the date of such disposal in assets to be used in the ordinary course of business of the disposing entity; or (3), other than proceeds to which (1) or (2) applies, the higher of the consideration and market value of all assets of the Group disposed of pursuant to this paragraph (b) does not in aggregate exceed R$ 400,000,000 (or its equivalent in any other currency or currencies);

(c)	any sale, transfer, lease or disposal by a member of the Group other than the Borrower or the Guarantor to another member of the Group;

(d)	any sale, transfer, lease or disposal to the Borrower or the Guarantor;

(e)	any sale, lease, transfer or other disposal of assets which are worn out or obsolete and which have been replaced or are no longer needed for the business activities of the Group; and

(f)	any sale or transfer of receivables in an aggregate amount of up to R$ 400,000,000 for the purpose of a transaction involving the securitization of an Obligor's receivables.

"Permitted Reorganisation" means a Corporate Reorganisation of a member of the Group:

(a)	if:

(i)	such Corporate Reorganisation is on a solvent basis;

(ii)	the Guarantor directly or indirectly continues to control the surviving entity or surviving entities; and

(iii)
the financial position of the surviving entity or entities shall not be worse than the financial position of each  member of the Group involved in such Corporate Reorganisation prior to the Corporate Reorganisation, which shall be supported by certified pro-forma calculations to be provided to the Agent prior to such Corporate Reorganisation; and

(b)	if such Corporate Reorganisation involves an Obligor:

(i)	such Obligor is a surviving entity following such Corporate Reorganisation;

(ii)	the surviving entity continues to be bound by all the obligations of such Obligor under the Finance Documents prior to such Corporate Reorganisation;

(iii)
immediately following such Corporate Reorganisation, the obligations expressed to be assumed by, and the Security expressed to be created by, such Obligor under Finance Documents to which it is a party will each remain legal, valid, binding and enforceable obligations of such Obligor; and

(iv)	in the reasonable opinion of the Majority Lenders, such Corporate Reorganisation will not have a Material Adverse Effect; and

(v)
the financial position of the Obligors involved in the Corporate Reorgansation after the Corporate Reorganisation shall not be worse than the financial position of the Obligors involved in the Corporate Reorgansation after the Corporate Reorganisation prior to the Corporate Reorganisation, which shall be supported by certified pro-forma calculations to be provided to the Agent prior to such Corporate Reorganisation; or

(c)	if carried out with the prior written consent of the Agent.

"Permitted Security" means:

(a)	any Security listed in Schedule 4 (Existing Security), except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within three (3) months of the date of acquisition of such asset;

(d)
any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within three (3) months of that company becoming a member of the Group; and

(e)
any Security securing indebtedness, relating to (a) loans from, or arranged by, BNDES obtained by the Borrower or (b) any securitisation transaction involving receivables originated by a member of the Group, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other such indebtedness which has the benefit of Security given by the Borrower other than any permitted under paragraphs (a) to (d) above) does not exceed R$ 2,575,000,000 (or its equivalent in any other currency or currencies).

"Prohibited Payment" means:

(a)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of, any law of a Relevant Jurisdiction; or

(b)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax Gross Up and Indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal London offices of BNP Paribas, HSBC Bank plc, JP Morgan Chase Bank N.A., Deutsche Bank AG and Société Générale or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdictions" means:

(a)	England and Wales; and

(b)	Brazil, and "Relevant Jurisdiction" means any of them.

"Repayment Date" means each of the dates which fall 42, 48, 54, 60, 66, 72, 78, 84, 90, 96, 102 and 108 Months after the earlier of (i) the Utilisation Date and (ii) 28 December 2008.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.7 (Financial statements), Clauses 18.9 (No) to 18.11 (Pari passu ranking) and Clauses 18.14 (No merger or acquisition) to 18.20 (Taxation), but in the case of the representation set out in Clause 18.7 (Financial statements), subject to Clause 18.22 (Repetition).

"SACE" means SACE S.p.A. — Servizi Assicurativi del Commercio Estero, a società per azioni organised under the laws of the Republic of Italy, whose registered office is at Piazza Poli 37/42, 00187 Rome, Italy.

"SACE Guarantee" means the guarantee between SACE, the Agent and the Original Lender, in form and substance satisfactory to the Agent, whereby SACE guarantees, on the terms and conditions thereof, the Borrower' obligations under this Agreement in respect of, subject to its terms and conditions, eighty per cent (80%) of the principal and interest repayable or payable under this Agreement in accordance with the terms of the SACE Guarantee.

"SACE Guarantee Event" means any of the following events or circumstances:

(a)	it is or becomes unlawful for SACE to perform or comply with any or all of its payment obligations pursuant to the SACE Guarantee;

(b)	any of the obligations of SACE under the SACE Guarantee are not or cease to be legal, valid, binding or in full force and effect;

(c)	SACE avoids, rescinds, repudiates, suspends or terminates the SACE Guarantee in whole or in part, or

(d)	any event or circumstance occurs in any relevant jurisdiction which has or might reasonably be expected to have a material adverse effect on the SACE Guarantee.

"SACE Reimbursement Agreement" means the agreement between the Borrower, the Guarantor and SACE relating to the reimbursement of amounts paid under the SACE Guarantee.

"SACE Upfront Guarantee Fee" means the upfront guarantee fee payable to SACE under the SACE Guarantee.

"Scheduled Amount" means, for each Repayment Date and each Fixed Rate Loan, the amount of that Fixed Rate Loan that, on the Conversion Date for that Fixed Rate Loan, is due to be repaid on that Repayment Date in accordance with Clause 6.1 (Repayment of the Loan).

"Scheduled Repayment Date" means, for any Scheduled Amount, the Repayment Date on which that Scheduled Amount is to due to be repaid (as at the Conversion Date of the Relevant Loan).

"Screen Rate" has the meaning given to it in the definition of "LIBOR" above.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Signing Date" means the date of this Agreement.

"Specified Time" means a time determined in accordance with Schedule 5 (Timetables).

"Subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Telecommunications Licence" means:

(a)
each of the Authorisations provided by Anatel or any other Authority in Brazil to the Borrower to provide mobile services or personal communication services in Brazil, being as at the date hereof, as set out in Schedule or any other material Authorisation required from any Authority in Brazil for the operation of the Network; and

(b)	each 3G Telecommunication Licence obtained by an Obligor.

"Telecom Italia" means Telecom Italia S.p.A, company duly organized and existing in accordance with the laws of Italy, with its head office at Milan, Piazza degli Affari n. 2, 20123 Milan, Italy.

"3G Telecommunications Licence" means each Authorisation provided by Anatel or any other Authority in Brazil which is required under Brazilian law for the purposes of the installation, operation or maintenance of a "3G" telecommunications network and "3G" telecommunications services in Brazil.

"Total Commitments" means the aggregate of the Commitments, being equal to the Facility Amount at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part 1 of Schedule 2 (Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)
the "Agent", the "Mandated Arranger ", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	"assets" includes present and future properties, revenues and rights of every description;

(c)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(d)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	"include" and "including" are to be construed without limitation;

(f)
a "law" includes any law (including statutory and common law), statute, constitution, decree, judgement, treaty, other legislative measure or regulation of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(h)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, Anatel,

any other agency, department or regulatory, self-regulatory or other authority or organisation;

(i)	a provision of law is a reference to that provision as amended or reenacted; and

(j)	a time of day is a reference to Paris time.

1.2.2	"control" with respect to a person means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant Obligor; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant Obligor; or

(iii)	give directions with respect to the operating and financial policies of the relevant Obligor which the directors or other equivalent officers of the relevant Obligor are obliged to comply with; or

(b)
the holding of more than one-half of the issued share capital of the relevant Obligor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) or otherwise holding more than one-half of the economic interest of the relevant Obligor.

1.2.3	Section, Clause and Schedule headings are for ease of reference only.

1.2.4
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency Symbols and Definitions

1.3.1	"USD", "$" and "dollars" denote the lawful currency of the United States of America.

1.3.2	"R$", "BRL", "Reais" and "Brazilian Reais" denote the lawful currency of Brazil.

1.4	Accounting terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP for the relevant period or at the relevant time.

1.5	Third party rights

1.5.1
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.5.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards partially financing:

3.1.1	3G Telecommunications Licences to be acquired by the Borrower;

3.1.2	property, plant and equipment;

3.1.3	intangible assets; and

3.1.4	acquisition of, setting up or share capital increases in companies (other than Italian companies).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver an Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions

Precedent to Initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	the SACE Guarantee is in full force and effect and the SACE Guarantee provides the relevant cover in relation to the proposed Utilisation;

4.2.2	no SACE Guarantee Event has occurred and is continuing;

4.2.3	no Default is continuing or would result from the proposed Loan; and

4.2.4	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may only deliver one Utilisation Request and, accordingly, only one (1) Loan may be made to it.

SECTION 3
UTILISATION

5.	UTILISATION - LOAN

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time. Only one Utilisation Request may be delivered under this Agreement.

5.2	Completion of the Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.2.2	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be dollars.

5.3.2	The amount of the proposed Loan must be an amount which is a minimum of five million dollars ($5,000,000).

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by the Specified Time.

5.5           Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.            REPAYMENT

6.1          Repayment of the Loan

6.1.1
The Borrower shall repay the Loan made in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding Loan made by an amount equal to one twelfth of the Loan as at close of business in Paris on the last day of the Availability Period.

6.1.2	The Borrower may not re-borrow any part of the Facility which is repaid.

7.            PREPAYMENT AND CANCELLATION

7.1          Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3
the Borrower shall repay that Lender's participation in the Loan made to it on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent.

7.2          SACE Guarantee Event

If, at any time, a SACE Guarantee Event occurs:

7.2.1	upon the Agent notifying the Borrower, the Commitment of each Lender will be immediately cancelled; and

7.2.2
if the Agent so requires the Borrower shall repay each Lender's participation in the Loan made to it on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Agent.

7.3          Change of control

7.3.1
If Telecom Italia ceases to control directly or indirectly an Obligor or Telecom Italia ceases to hold directly or indirectly at least fifty per cent. (50%) plus one (1) of the ordinary shares in any Obligor:

(a)	such Obligor shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)
if the Majority Lenders so require, the Agent shall, by not less than ten (10) Business Days' notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3.2	If the Guarantor ceases to control the Borrower or the Guarantor ceases to hold a majority economic interest in any Borrower:

(a)	the Guarantor shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)
if the Majority Lenders so require, the Agent shall, by not less than ten (10) Business Days' notice to the Borrower, cancel the Total Commitments and declare the outstanding Loan (if any), together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.4          Voluntary prepayment of Loan

7.4.1
The Borrower may, if it gives the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of five million dollars ($5,000,000)).

7.4.2	The Loan may only be prepaid:

(a)	after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero); and

(b)	if any Break Costs payable in connection with such prepayment in accordance with Clause 10.4 (Funding Break Costs) or 10.5 (Fixed Rate Break Costs) are paid on or before the date of such prepayment.

7.4.3	Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 (Repayment of the Loan) in inverse chronological order.

7.5	Mandatory Prepayment

If:

7.5.1	the Borrower is prevented from operating all or substantially all of the Network operated by it:

(a)	by applicable law, or pursuant to any decision or action of any Authority, for a period in excess of seven (7) days; or

(b)
as a result of force majeure for a period in excess of fourteen (14) days or, in circumstances where all other mobile telecoms operators in Brazil are similarly affected by the applicable force majeure event for such period, for a period in excess of fourteen (14) -days; or

7.5.2
other than for the reasons referred to in paragraph 7.5.1, the Borrower ceases or suspends the operation of all or substantially all of the Network previously operated by it for a period in excess of five (5) days; or

7.5.3
it is or becomes unlawful for an Obligor to perform any of its obligations under a Finance Document to which it is party unless such unlawfulness arises as a result of any act or omission of an Obligor or any of their respective Affiliates; or

7.5.4	by or under the authority of any government or other Authority in Brazil:

(a)	the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or;

(b)
all or a majority of the issued shares of any member of the Group or the whole or any part (the book value, calculated using GAAP, of which is 20 per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired; or

7.5.5	any law of Brazil is enacted or introduced that:

(a)	results or is reasonably likely to result in the unavailability of dollars in the interbank foreign exchange market in Brazil; or

(b)	prohibits, delays (for a period in excess of 30 days) or, in a material manner restricts:

(i)	the conversion of BRL into dollars; or

(ii)	the transfer of dollars from Brazil to other countries (or any class of countries which includes any country where a Lender's Facility Office is located),

by an Obligor (or an Obligor's ability to procure such conversion or transfer,

then the Borrower shall be obliged (without any notice being required to be given by the Lender or any other person) to prepay the Loan and all other amounts due,

owing or payable hereunder in full immediately and the Total Commitments will be reduced to zero.

7.6          Restrictions

7.6.1
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.6.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.6.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.6.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.6.6	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.           INTEREST

8.1          Fixed Rate Loan

8.1.1
Not less than three (3) Business Days, before the proposed Conversion Date for the Loan and on or before the Repayment Date immediately prior to the Final Repayment Date, the Borrower may deliver to the Agent a duly completed Conversion Request in respect of all of (but not part of) (a) a Loan to be made or (b) a Floating Rate Loan made to the Borrower, and requesting a quotation from the Agent on the proposed Fixed Rate that:

(a)	would be applicable to the Loan if it were made as a Fixed Rate Loan; or

(b)	would be applicable to the Floating Rate Loan if it were to be converted into a Fixed Rate Loan on the first day of the next succeeding Interest Period.

8.1.2	The Borrower may not deliver a Conversion Request for a Loan that is to be made unless on or prior to the delivery of such Conversion Request, it has delivered a Utilisation Request for such Loan.

8.1.3
Subject to Clause 8.1.5, upon receipt of a duly completed Conversion Request from the Borrower, the Agent shall promptly notify each of the Lenders and each of the Lenders shall provide to the Agent its acceptance or refusal to provide the Fixed Rate not less than four (4) Business Days after receipt of a Conversion Request.

8.1.4
Not later than 12 noon on the date falling two (2) Business Days prior to the proposed Conversion Date for the Loan and subject to all Lenders having accepted the relevant Conversion Request, a conference call (the "Quotation Conference Call") shall be held among the Borrower that delivered the relevant Conversion Request, each Lender and the Agent, for the purpose of determining a fixed rate for the Loan. The Quotation Conference Call will be attended by representatives of the Borrower, the Lenders and the Agent (each of whom shall be authorised to arrange fixed rate funding and a fixed rate for the Loan without reference to another person). It is hereby accepted by the Borrower that any acceptance given by the Borrower during the Quotation Conference Call of a fixed rate for the Loan provided by the Agent (acting on the instructions of the Lenders) shall, by virtue of the Borrower's signature to this Agreement, constitute acceptance by the Borrower of that fixed rate as the Fixed Rate for the Loan and express authority from the Borrower to the Lenders to arrange such funding at the rate so provided by the Agent and agreed to by the Borrower. If the Lenders and the Borrower agree upon a fixed rate of interest for the Loan on a Quotation Conference Call, the Borrower shall confirm such agreed fixed rate of interest to the Agent with the Conversion Notice (duly executed by an authorised signatory on behalf of the Borrower) immediately after such conference call and that agreed fixed rate shall be the "Fixed Rate" for that Loan.

8.1.5	Each of the Lenders shall not be obliged to provide a fixed rate in respect of a Conversion Request if:

(a)	a Default has occurred and is continuing;

(b)	that Lender has not received all necessary internal credit approvals to provide a fixed rate; or

(c)
it is not practicable for that Lender to enter into interest rate swap arrangements for the swapping of LIBOR interest rates for fixed rates for the period until the Final Repayment Date in the Relevant Interbank Market.

8.1.6	If the Borrower accepts a Fixed Rate during the Quotation Conference Call and issues a Conversion Notice pursuant to such Quotation Conference Call which has been accepted by the Agent, then:

(a)
if such Conversion Notice relates to a Loan which is to be made to the Borrower, the Loan shall be a Fixed Rate Loan as of its Utilisation Date and interest on the Loan shall, from and including that Utilisation Date, be calculated in accordance with Clause 8.3 (Calculation of interest — Fixed Rate Loan); and

(b)
if such Conversion Notice relates to a Floating Rate Loan which has been made to the Borrower, that Floating Rate Loan shall become a Fixed Rate Loan on the first day of the Interest Period immediately following the Conversion Request and interest on the Loan shall, from and including the first day of the Interest Period immediately following the Conversion Request, be calculated in accordance with Clause 8.3 (Calculation of interest — Fixed Rate Loan).

8.1.7	Any Conversion Notice, once accepted by the Agent, shall be irrevocable.

8.1.8	No Fixed Rate Loan may be converted into a Floating Rate Loan.

8.2          Calculation of interest — Floating Rate Loan

The rate of interest on a Floating Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.2.1	Margin; and

8.2.2	LIBOR.

8.3          Calculation of interest — Fixed Rate Loan

The rate of interest on a Fixed Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.3.1	Margin; and

8.3.2	Fixed Rate for the Fixed Rate Loan.

8.4          Payment of interest

The Borrower shall pay accrued- interest- on the Loan- on the last day of each Interest Period.

8.5          Default interest

8.5.1
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Floating Rate Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.5 shall be immediately payable by the Borrower on demand by the Agent.

8.5.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1%) higher than the rate which would have applied if the overdue amount had constituted a Floating Rate Loan.

8.5.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.6          Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.            INTEREST PERIODS

9.1          Interest Periods

9.1.1	Subject to this Clause 9, each Interest Period for the Loan shall be six Months.

9.1.2	Any Interest Period for the Loan that begins before a Repayment Date and would otherwise extend beyond such Repayment Date, shall end on such Repayment Date.

9.1.3	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

9.1.4	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.         CHANGES TO THE CALCULATION OF INTEREST

10.1        Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2        Market disruption

10.2.1
If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

10.2.2	In this Agreement "Market Disruption Event" means:

(a)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and, none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a

Lender or Lenders (whose participations in the Loan exceed 35 per cent. of the Loan) that the cost to it (or them) of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3        Alternative basis of interest or funding

10.3.1
If a Market Disruption Event occurs and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to-agreeing-asubstitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to paragraph 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4       Funding Break Costs

10.4.1
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Funding Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Funding Break Costs for any Interest Period in which they accrue.

10.5        Fixed Rate Break Costs

10.5.1
If a Fixed Rate Event occurs in respect of a Loan made or to be made to the Borrower, the Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Fixed Rate Break Costs.

10.5.2
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Fixed Rate Break Costs to which any demand under Clause 10.5.1 relates.

11.          INDEMNITY IN RESPECT OF THE SACE GUARANTEE

Each of the Obligors jointly and severally shall within five (5) Business Days of demand by such Finance Party pay such Finance Party the amount of any costs, expenses or liabilities incurred by such Finance Party relating to any investigation or the obtaining of additional information which is required under the terms and conditions of the SACE Guarantee or which is requested by the SACE.

12.         FEES

12.1	Commitment fee

12.1.1	The Borrower shall pay to the Agent (for the account of each Lender and, to the extent provided in the SACE Guarantee, SACE) a fee in dollars computed at the rate of zero point thirty five per cent. (0.35%) per annum on that Lender's Available Commitment for the Availability Period.

12.1.2
The accrued commitment fee is payable on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2        Arrangement fee

The Borrower shall pay to the Mandated Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3        Payment of the SACE Upfront Guarantee Fee

The Borrower shall pay directly to SACE, no later than the date falling ten (10) days after the Signing Date (but in any event prior to delivery of the first Utilisation Request), the SACE Upfront Guarantee Fee in accordance with the provisions of a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.          TAX GROSS UP AND INDEMNITIES

13.1        Definitions

13.1.1	In this Agreement:

"Protected Party" means a Finance P arty which is or will be subject to any liability or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit obtained from the Tax Authorities in the jurisdiction of incorporation of a Lender against, relief or repayment of any Tax attributable to amounts paid to the Brazilian Tax Authority which amounts are the subject of DARFs provided by the Borrower to the Agent pursuant to Clause 13.2.5.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.1.2
Unless a contrary indication appears, in this Clause 13 (Tax Gross Up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2        Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2
Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

13.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5
Within two (2) Months of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment:

(a)
save as provided in paragraph (b) below, an original (or certified copy), and if unavailable, evidence satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority; and

(b)	if such Tax Deduction is made in Brazil, an original copy of a document (DARF) from the Brazilian Tax Authority certifying that the appropriate payment has been paid to the Brazilian Tax Authority.

13.3         Tax indemnity

13.3.1
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Paragraph 13.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

13.3.3
A Protected Party making, or intending to make a claim under paragraph 13.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4        Tax Credit

13.4.1	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has fully obtained, utilised and retained that Tax Credit,

the Finance Party shall, at the end of the third calendar year following the calendar year in which the payment to the Brazilian Tax Authority giving rise to such Tax Credit was made by the Borrower, pay an amount to the Borrower an amount equal to that payment to the Brazilian Tax Authority (or, if less, an amount which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower).

13.4.2
No Finance Party shall be required to provide fiscal or accounting proof regarding its computation of any Tax Credit or to provide information regarding its tax situation or its tax credit policy in respect of any tax credit matter.

13.4.3
Each Finance Party shall have an absolute discretion as to the extent, order and manner in which it shall use Tax Credits and any tax refunds of which it may benefit under French law or under a tax treaty, whatsoever its origin or nature.

13.5         Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes (and any notarial fees) payable in respect of any Finance Document or any judgment in connection therewith.

13.6         Value added tax

13.6.1
All amounts set out, or expressed to be payable under a Finance Document by any party to such Finance Document to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph 13.6.3 below, if VAT is chargeable on any supply made by any Finance Party to any party to a Finance Document under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

13.6.2
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any party to a Finance Document (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

13.6.3
Where a Finance Document requires any party to a Finance Document to reimburse a Finance Party for any costs or expenses, that party to a Finance Document shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

14.1.1
Subject to Clause 14.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made or implemented after the date of this Agreement.

14.1.2	In this Agreement "Increased Costs" means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2        Increased cost claims

14.2.1
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

14.2.2
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and providing reasonable detail of the background and computation of that claim.

14.3	Exceptions

14.3.1	Clause 14.1(Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation, or

(d)
which is attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates).

14.3.2	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that  Sum.

15.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Obligors jointly and severally shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

15.2.3
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

15.2.4
any indemnity payment made by such Finance Party to the Agent (other than in respect of any cost, loss or liability incurred as direct result of such Finance Party's gross negligence or wilful misconduct); or

15.2.5	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3        Indemnity to the Agent

The Obligors jointly and severally shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.         MITIGATION BY THE LENDERS

16.1        Mitigation

16.1.1
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Paragraph 16.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2        Limitation of liability

16.2.1
The Obligors jointly and severally shall within, three (3) Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.          COSTS AND EXPENSES

17.1        Transaction expenses

The Obligors jointly and severally shall promptly on demand pay the Agent and the Mandated Arranger (in aggregate) fifty per cent. (50%) of the amount of all costs and expenses (including legal fees) reasonably incurred by any of Agent and the Mandated Arranger in connection with the negotiation, preparation, printing, execution and syndication of:

17.1.1	this Agreement and any other documents referred to in this Agreement; and

17.1.2	any other Finance Documents executed after the date of this Agreement.

17.2        Amendment costs

If an Obligor requests an amendment, waiver or consent, the Obligor making such request shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3        Enforcement costs

The Obligors jointly and severally shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.          REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1         Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted.

18.2        Corporate and Governmental Authorisations

18.2.1
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.2.2	All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in Brazil,

have been obtained or effected and are in full force and effect.

18.2.3	All Telecommunications Licences required for the operation of the Network have been obtained and are in full force and effect.

18.3        Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.4         Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

18.4.1	any law or regulation applicable to it;

18.4.2	its constitutional documents; or

18.4.3	any material agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

18.5         No resulting Security

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not result in the creation of or the obligation to create any Security by it or any other Obligor in favour of any person (other than the Finance Parties).

18.6         No misleading information

All written information supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.7         Financial statements

18.7.1	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.7.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

18.7.3
There has been no material adverse change in its business or financial condition of any member of the Group (or the consolidated business or financial condition the Group) since the date on which the latest audited financial statements of such party or parties were prepared.

18.8        No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the registration of the corporate acts undertaken by the Obligors in connection with the execution and delivery of the Finance Documents with the relevant Junta Comercial (Board of Commerce) of the State of Rio de Janeiro and the State of São Paulo.

18.9         No Default

No Default is continuing or might reasonably be expected to result from the making of a Utilisation.

18.10       No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might have a Material Adverse Effect has (to the best of its knowledge and belief) been threatened in writing or started against any member of the Group.

18.11      Pari passu ranking

The Finance Documents and the obligations contemplated therein are direct, unconditional and unsubordinated general obligations of the Obligors, and such obligations rank, in right of payment, at least pari passu with all other unsecured and unsubordinated indebtedness of the Obligors, other than obligations mandatorily preferred by operation of law applying to companies generally.

18.12      No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.13      Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts done and performed for private and commercial purposes.

18.14      No merger or acquisition

Neither it nor the Guarantor has initiated any process of merger, acquisition or purchase (howsoever described) which if continued would breach, or which breaches the terms of Clause 20.7 (Merger) or Clause 20.10 (Acquisitions).

18.15      Ownership of the Borrower

The Borrower is a wholly owned Subsidiary of the Guarantor.

18.16      Governing law and enforcement

18.16.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in Brazil.

18.16.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in Brazil.

18.17      Compliance with laws

Each Obligor is in compliance with laws and regulations applicable to it where failure to do so might have a Material Adverse Effect and is in compliance in all material respects with all Environmental Laws where failure to do so might reasonably be expected to have a material adverse effect on the Environment (or any material part thereof).

18.18      No Prohibited Payments

18.18.1
No Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its or its Affiliates' officers, directors or any other person acting on its behalf to, or for the benefit of, any Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any Authority) in connection with any Telecommunications Licence or any of the Finance Documents.

18.18.2
None of it, any of its Affiliates, its or its Affiliates' officers, directors or any other person acting on its behalf has been held by the judgment of a court, in a criminal or a civil matter, to have carried out a Prohibited Payment.

18.19      No funds of Illicit Origin

18.19.1
No investments in shares in the Borrower and no payments made by the Borrower in respect of Telecommunications Licences have been funded out of funds of Illicit Origin, and none of the sources of funds to be used by the Borrower in connection with the acquisition of the Telecommunications Licences or its business are of Illicit Origin.

18.19.2	None of the Loans will be used to finance equipment or sectors under embargo decisions of the United Nations, the World Bank, the European Union or Italy.

18.20      Taxation

18.20.1
It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

18.20.2	It is not materially overdue in the filing of any Tax returns.

18.20.3	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

18.21      Ethical Code

This Agreement was negotiated in full compliance with its Ethical Code

18.22      Repetition

18.22.1
The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and on the first day of each Interest Period.

18.22.2
If on any date of repetition of the representation and warranty set out in Clause 18.7(Financial statements) the audited financial statements of an Obligor (consolidated and non-consolidated) for a period ending subsequent to the dates referred to in the definition of "Original Financial Statements" have been published, that Clause will be treated as referring to the latest such audited financial statements (consolidated and non-consolidated) of that Obligor.

18.22.3
The representations and warranties contained in Clause 18.6(No misleading information) are deemed to be made in respect of information on the date such information is delivered to any of the Finance Parties.

19.          INFORMATION UNDERTAKINGS

19.1        Financial statements

Each Obligor shall supply to the Agent and SACE in sufficient copies for all the Lenders:

19.1.1
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited financial statements (consolidated and non-consolidated) for that financial year; and

19.1.2	as soon as the same become available, but in any event within forty-five (45) days after the end of each half of each of its financial years, its financial statements for that financial half year.

19.2        Compliance Certificate

19.2.1
The Guarantor shall supply to the Agent and SACE, with each set of financial statements delivered pursuant to paragraph 19.1.1 or 19.1.2 of Clause 19.1(Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date at which those financial statements were drawn up.

19.2.2	Each Compliance Certificate shall be signed by two directors of the Guarantor.

19.3        Requirements as to financial statements

19.3.1
Each set of financial statements delivered by an Obligor pursuant to Clause 19.1(Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

19.3.2	The Obligors shall procure that each set of financial statements delivered pursuant to Clause 19.1(Financial statements) is prepared using GAAP.

19.3.3
The Guarantor shall procure that each set of financial statements of the Guarantor delivered pursuant to Clause 19.1(Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Guarantor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or the accounting practices or reference periods, and its auditors deliver to the Agent:

(a)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Guarantor's Original Financial Statements were prepared; and

(b)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Guarantor’s Original Financial Statements.

Any reference in this Agreement to "the financial statements" of the Guarantor shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4        Information in respect of the Telecommunications Licences and the Network Each Obligor shall:

19.4.1
supply to the Agent no later than five (5) Business Days after receipt or despatch of the same, copies of all correspondence with the Anatel or any other Authority in Brazil relating to any current, potential or threatened termination, suspension, breach or amendment of any Telecommunications Licence; and

19.4.2
notify the Agent no later than three (3) Business Days after becoming aware of the same of any suspension of the operations by the Borrower of all or substantially all of the Network operated by the Borrower for a period in excess of forty-eight (48) hours.

19.5        Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.5.1	all documents despatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

19.5.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group (or against the directors of any member of the Group), and which might, if adversely determined, have a Material Adverse Effect; and

19.5.3	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.6        Notification of default

19.6.1
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6.2
Promptly upon a request by the Agent, the Borrower shall each supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7        "Know your customer" checks

19.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7.2
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.      GENERAL UNDERTAKINGS

20.1    Conduct of Business

Each Obligor shall:

20.1.1	conduct its business in accordance with Best Industry Practice; and

20.1.2	ensure that no substantial change is made to the general nature of its business or of the business of the Group from that carried on at the date of this Agreement.

20.2        Authorisations

Each Obligor shall promptly:

20.2.1	obtain, comply with and do all that is necessary to maintain in full force and effect each Authorisation; and

20.2.2	upon the reasonable request of the Agent, supply certified copies to the Agent of each material Authorisation,

in each case required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.3        Telecommunications Licences

Each Obligor shall:

20.3.1	do all that is necessary to maintain in full force and effect (and, if necessary, renew) each of the Telecommunications Licences;

20.3.2	in all material respects, construct and operate the Network in accordance with the Telecommunications Licences; and

20.3.3	comply will all material provisions of the Telecommunications Licences.

20.4        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect and shall comply in all material respects with all Environmental Laws where failure to do so might reasonably be expected to have a material adverse effect on the Environment (or any material part thereof).

20.5        Negative pledge

20.5.1	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

20.5.2	No Obligor shall (and shall ensure that no other member of the Group will):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.5.3	Paragraphs 20.5.1 and 20.5.2 above do not apply to a Permitted Security.

20.6        Disposals

20.6.1
No Obligor shall (and the Guarantor shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

20.6.2	Paragraph 20.6.1 above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

20.7        Merger

20.7.1	No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7.2	Paragraph 20.7.1 above does not apply to any amalgamation, demerger, merger or corporate reconstruction which is a Permitted Reorganisation for that Obligor or that member of the Group.

20.8        Insurance

Each Obligor shall (and the Guarantor shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.9        Agent Taxation

Each Obligor shall (and the Guarantor shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

20.10      Acquisitions

No Obligor shall (and each Obligor shall ensure that no other member of the Group will) purchase, hold or acquire (including pursuant to any Corporate Reorganisation with any person that was not a wholly owned Subsidiary before such Corporate Reorganisation):

20.10.1
any shares of capital stock, partnership interests, membership interests or other equity ownership interests in a person which corporate purpose involves activities other than activities related to the telecommunications, media and office products businesses; or

20.10.2	any warrants, options or other rights to acquire such shares or interests.

20.11      Pari passu ranking

Each Obligor shall ensure that the claims of each Finance Party against it under each Finance Document to which it is party rank and will rank at least pari passu with the present and future claims of all its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by law applying to companies generally.

20.12      Arm's length basis

No Obligor shall enter into any transaction, agreement or other arrangement with any Affiliate except on arm's length terms.

20.13      Hedging Transaction

The Borrower agrees to offer BNP Paribas the opportunity to provide any Hedging Instruments that the Borrower wishes to enter into from time to time and if the Borrower approaches other providers of Hedging Instruments ("Hedge Providers"), the Borrower agrees to provide BNP Paribas with the option to equal such Hedge Provider's offer (including, without limitation, as to tenor, credit spread and structure) and, if BNP Paribas' offer is equivalent or better, to accept BNP Paribas' offer for the Hedging Transaction in question.

20.14      Condition subsequent

The Borrower shall deliver to the Agent and SACE by no later than 31 December 2008 a copy of the Guarantor's 2009-2011 Budget Plan and relevant investment programme for that period.

21.         FINANCIAL COVENANTS

21.1        Financial definitions

In this Agreement:

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

21.1.1	moneys borrowed;

21.1.2	debit balances with financial institutions;

21.1.3	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

21.1.4	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

21.1.5	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

21.1.6	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

21.1.7
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of trading);

21.1.8	any amount raised by the issue of redeemable shares which are redeemable at the option of the holder on or before the Final Repayment Date;

21.1.9	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

21.1.10	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

21.1.11	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 21.1.1 to 21.1.10 above.

"Cash" means, at any time, cash at bank denominated in Reais or in any other currency freely convertible into Reais in the Brazilian interbank market and credited to an account in the name of a member of the Group with a reputable financial institution and to which a member of the Group is alone beneficially entitled for so long as (i) that cash is repayable on demand, (ii) repayment of that cash is not contingent on the prior discharge of any indebtedness of any member of the Group or of any other person or on the satisfaction of any other condition, (iii) there is no Security over that cash other than Permitted Security securing Borrowings, and (iv) such cash is freely and immediately available to be applied in repayment or prepayment of Borrowings.

"Cash Equivalent Investments" means debt securities denominated in Reais or in any other currency freely convertible into Reais in the Brazilian interbank market and which debt securities are not convertible into any other form of security.

"Consolidated Debt Service" means, for any Relevant Period, the aggregate of all amounts of principal, interest (together with any amounts due by virtue of a tax gross-up) and fees which were scheduled to be paid by the Group in respect of any consolidated Financial Indebtedness during such period but excluding, for the avoidance of any doubt:

(a)	any principal amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility; and

(b)	any principal amounts which were simultaneously refinanced with no effect (net) on the consolidated freely available cash and cash equivalents of the Group.

"Consolidated EBITDA" means, for any Relevant Period, the consolidated profits of the Group from ordinary activities for that Relevant Period:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	before deducting the amount of any profit of any member of the Group which is attributable to any company in which that member of the Group holds the minority of the voting rights;

(d)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets; and

(e)
after deducting an amount equal to the Relevant Percentage of the profit of any member of the Group (other than the Borrower) in which the Guarantor (directly or indirectly) holds a minority economic interest but the majority of the voting rights, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation, amortisation and depreciation as determined from the financial statements of the Group and Compliance Certificates delivered in accordance with Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

"Consolidated Net Debt" means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	including, in the case of finance leases, only the capitalised value therefore;

(b)
deducting an amount equal to the Relevant Percentage of such obligations of any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights;

(c)
excluding any such obligations to any member of the Group (but adding back the Relevant Percentage of any such obligations owing to a member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights); and

(d)
deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group at such time (but adding back an amount equal to the Relevant Percentage of freely available Cash and Cash Equivalent Investments held by any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights), and so that no amount shall be included or excluded more than once.

"Consolidated Net Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, break costs, premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)
excluding the Relevant Percentage of any such obligations of any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights;

(b)
excluding any such obligations owing to any member of the Group (but adding back the Relevant Percentage of any such obligations owing to a member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(c)
including the interest element of leasing and hire purchase payments (but excluding the Relevant Percentage of any such interest element payable by any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(d)
including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging agreement (but excluding the Relevant Percentage of any such finance charges payable by any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(e)
deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument (but adding back the Relevant Percentage of any such obligations owing to a member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(f)
deducting any accrued interest owing to any member of the Group on any deposit or bank account (but adding back an amount equal to the Relevant Percentage of such accrued interest owing to any member of the Group (other than the Borrower) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights); and

(g)	adding the amount of any cash dividends or distributions paid or made by the Guarantor in respect of that Relevant Period.

"Debt Service Cover Ratio" means, in respect of any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Debt Service for that Relevant Period.

"Existing Facility Agreement" means the existing R$ 600,000,000 master term loan credit facility agreement entered into on 26 August 2005 between, inter alios, TIM Celular S.A. as borrower, TIM Participações S.A. as guarantor and HSBC Bank Brasil S.A. — Banco Multiplo as administrative agent.

"Existing Facility Termination Date" means the last scheduled final maturity date of the facilities granted under the Existing Facility Agreement as at the Signing Date, being 5 August 2010.

"Existing Facility Actual Termination Date" means the first date on which (i) all of the liabilities and obligations of TIM Celular and the Guarantor under the Existing Facility Agreement have been unconditionally paid and discharged in full and (ii) none of the parties to the Existing Facility Agreement have any actual or contingent obligations thereunder.

"Interest Cover Ratio" means, in respect of any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

"Relevant Percentage" means, at any time, in respect of any member of the Group, the percentage of the economic interest in that member of the Group that is not held by the Guarantor (and for the avoidance of doubt, for the purposes of calculating the Relevant Percentage in respect of any indirect Subsidiary of the Guarantor, the Relevant Percentage of any and all relevant intermediate members of the Group will be taken into account to determine the economic interest which is not held by the Guarantor in that indirect Subsidiary).

"Relevant Period" means each period of twelve Months ending on the last day of the Guarantor's financial year (being as at the date of this Agreement, 31December) and each period of six Months ending on the last day of the Guarantor's financial half-year (being as at the date of this Agreement, 30 June).

21.2         Financial Condition

The Guarantor shall ensure that, for any Relevant Period:

(a)	the Consolidated Net Debt to Consolidated EBITDA Ratio as at the end of that Relevant Period:

(i)	if such Relevant Period ends on or before the Existing Facility Termination Date, does not exceed 2.00: 1.00; and

(ii)	if such Relevant Period ends after the Existing Facility Termination Date and the Existing Facility Actual Termination Date has occurred, does not exceed 2.50: 1.00; and

(iii)	if such Relevant Period ends after the Existing Facility Termination Date but the Existing Facility Agreement Actual Termination Date has not occurred, does not exceed the lower of

(A)	2.50: 1.00; and

(B)
the level required by the financial covenant (howsoever described) in the Existing Facility Agreement for the Consolidated Net Debt to Consolidated EBITDA Ratio (as defined in the Existing Facility Agreement);

(b)	the Interest Cover Ratio is at least equal to 2.25 :1.00; and

(c)	the Debt Service Cover Ratio is at least equal to 1.30 :1.00.

21.3         Financial Testing

The financial covenants set out in Clause 21.2 (Financial Condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements of the Guarantor delivered pursuant to paragraphs 19.1.1 and 19.1.2 of Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

22.          EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save as for Clause 22.14 (Acceleration).

22.1         Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document or the SACE Reimbursement Agreement at the place at and in the currency in which it is expressed to be payable unless (i) such failure is caused by an error of technical or administrative nature and (ii) payment is made within five (5) Business Days of its due date.

22.2         Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

22.3	Other obligations

22.3.1
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) or in Clause 21 (Financial covenants)) or the SACE Reimbursement Agreement.

22.3.2
No Event of Default under this Clause 22.3 will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the relevant Obligor or the relevant Obligor becoming aware of the failure to comply.

22.4         Misrepresentation

22.4.1
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or the SACE Reimbursement Agreement or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4.2
No Event of Default under this Clause 22.4 will occur if events or circumstances giving rise to such representation or statement having been incorrect or misleading in any material respect when made or deemed to be made is capable of remedy and is remedied within 30 days of the Agent giving notice to the relevant Obligor or the relevant Obligor becoming aware of such event or circumstance.

22.5         Cross default

22.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

22.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

22.5.4
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial

Indebtedness falling within paragraphs 22.5.1 to 22.5.4 above is less than R$75,000,000 (or its equivalent in any other currency or currencies).

22.6         Insolvency

22.6.1
A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its

22.6.2	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

22.6.3	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.6.4	A member of the Group is insolvent for the purposes of Brazilian law.

22.7        Insolvency proceedings

22.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than a Permitted Reorganisation);

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

22.7.2
No Event of Default will occur under this Clause 22.7 in relation to any action, proceeding or step which is frivolous or vexatious and is discharged, stayed (but only for so long as it is stayed) or dismissed within 60 (sixty) days of commencement.

22.8         Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of R$ 375,000,000 (or its equivalent in any other currency or currencies) and is not discharged, stayed (but only for so long as it is stayed) or dismissed within 60 (sixty) days of commencement.

22.9         Telecommunications Licences

Any of the following events or circumstances occurs:

22.9.1	any Telecommunications Licence is not or ceases to be in full force and effect;

22.9.2
breach by any party of any material term of any Telecommunications Licence (which is not cured within any cure period provided for in such Telecommunications Licence) the breach of which may give rise to the right to terminate or suspend any such Telecommunications Licence, unless such breach; or

22.9.3
any suspension, cancellation or unilateral amendment by Anatel or any other Authority that adversely affects a material right of, or imposes an additional material obligation on the Borrower under any Telecommunication Licence.

22.10       Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under a Finance Document to which it is party where such unlawfulness arises as a result of any act or omission of an Obligor or any of their respective Affiliates.

22.11       Repudiation

An Obligor repudiates a Finance Document or the SACE Reimbursement Agreement or evidences an intention to repudiate a Finance Document or the SACE Reimbursement Agreement.

22.12       Moratorium

A moratorium is called, for Brazilian borrowers, guarantors or sureties or a class of Brazilian borrowers, guarantors or sureties to which an Obligor belongs, on the payment of interest or the repayment of principal on Financial Indebtedness or any class of Financial Indebtedness to which the Loans belong (or the payment under guarantees or suretyships in respect thereof).

22.13       Termination of business

Any Obligor ceases to carry on all or a material part of the business it carries on as of the Signing Date.

22.14       Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders or SACE, by notice to the Borrower:

22.14.1	cancel the Total Commitments, at which time they shall immediately be cancelled;

22.14.2
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

22.14.3	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8
CHANGES TO PARTIES

23.          CHANGES TO THE LENDERS

23.1        Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the "Existing Lender") may:

23.1.1	assign any of its rights; or

23.1.2	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to SACE (the "New Lender").

23.2         Conditions of assignment or transfer

23.2.1	The consent of the Guarantor is required for an assignment or transfer by an Existing Lender, unless:

(a)	such assignment or transfer is to another Lender or an Affiliate of a Lender;

(b)	such assignment or transfer is to SACE; or

(c)	at the time of such assignment or transfer, an Event of Default has occurred and is continuing.

23.2.2
The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Guarantor within that time.

23.2.3	Nothing in this Agreement shall prejudice or otherwise limit:

(a)	the right of any Lender to assign its rights, or transfer its rights and obligations, under, or in connection with, any Finance Document to SACE; or

(b)	the right of SACE to be subrogated to any Lenders' rights under, or in connection with, any Finance Document.

23.2.4	An assignment will only be effective on:

(a)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

(b)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender.

23.2.5	A transfer will only be effective if the procedure set out in Clause 23.5(Procedure for transfer) is complied with.

23.2.6	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3         Assignment or transfer fee

The New Lender shall, unless such New Lender is SACE, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand dollars ($3,000).

23.4        Limitation of responsibility of Existing Lenders

23.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the SACE Guarantee or any other documents;

(b)	the financial condition of any Obligor or SACE;

(c)	the performance and observance by any Obligor or SACE of its obligations under the Finance Documents, the SACE Guarantee or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document, the SACE Guarantee or any other document,

and any representations or warranties implied by law are excluded.

23.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and SACE in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and SACE whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or a re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5         Procedure for transfer

23.5.1
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

23.5.3	On the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(b)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)
the Agent, the Mandated Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a "Lender".

23.6         Disclosure of information

Any Finance Party may disclose to:

23.6.1	any of its Affiliates and/or any other Finance Party and/or to SACE;

23.6.2	any other person:

(a)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

23.6.3	to a rating agency or its professional; and

23.6.4	if requested or required to do so by any court, tribunal or judicial, governmental, supervisory or regulatory body or the rules of any stock exchange or required to do so under any applicable law, any information about any Obligor, the Group (and any member thereof) and the Finance Documents as that Finance Party shall consider appropriate.

24.           CHANGES TO THE OBLIGORS

24.1         Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE MANDATED ARRANGER

25.1	Appointment of the Agent

25.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

25.1.2
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

25.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.2.3
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

25.2.4
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Arranger) under this Agreement it shall promptly notify the other Finance Parties.

25.2.5	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Mandated Arranger

Except as specifically provided in the Finance Documents, the Mandated Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

25.4.1	Nothing in this Agreement constitutes the Agent or the Mandated Arranger as a trustee or fiduciary of any other person.

25.4.2	Neither the Agent nor the Mandated Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Mandated Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

25.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

25.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party, SACE or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made with the consent and knowledge of all the Obligors.

25.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

25.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

25.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

25.6.6
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders' instructions

25.7.1
Unless a contrary indication appears in a Finance Document or otherwise required, or instructed by SACE, under the SACE Guarantee, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

25.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders or SACE under the SACE Guarantee will be binding on all the Finance Parties.

25.7.3
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

25.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

25.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Mandated Arranger is responsible for:

25.8.1
the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Mandated Arranger, an Obligor or any other person given in or in connection with any Finance Document, the SACE Guarantee or the transactions contemplated by the Finance Documents or the SACE Guarantee; or

25.8.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the SACE Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the SACE Guarantee.

25.9	Exclusion of liability

25.9.1
Without limiting paragraph 25.9.2 below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the SACE Guarantee, unless directly caused by its gross negligence or wilful misconduct.

25.9.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or the SACE Guarantee and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

25.9.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.9.4
Nothing in this Agreement shall oblige the Agent or the Mandated Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Arranger.

25.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

25.11.1	Subject to the terms of the SACE Guarantee, the Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

25.11.2
Subject to the terms of the SACE Guarantee, alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

25.11.3
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph 25.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may, subject to the terms of the SACE Guarantee, appoint a successor Agent.

25.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

25.11.5	The Agent's resignation notice shall only take effect upon the appointment of a successor.

25.11.6
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.11.7
Subject to the terms of the SACE Guarantee, after consultation with the Guarantor, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph 25.11.2 above. In this event, the Agent shall resign in accordance with paragraph 25.11.2 above.

25.12	Confidentiality

25.12.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document and the SACE Guarantee including but not limited to:

25.14.1	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group and SACE;

25.14.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the SACE Guarantee and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the SACE Guarantee;

25.14.3
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the SACE Guarantee, the transactions contemplated by the Finance Documents, the SACE Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the SACE Guarantee; and

25.14.4
the adequacy, accuracy and/or completeness of the any information provided  by the Agent, any Party or by any other person under or in connection with any Finance Document or the SACE Guarantee, the transactions contemplated by the Finance Documents, the SACE Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the SACE Guarantee, and each Lender warrants to the Agent and the Mandated Arranger that it has not relied on and will not at any time rely on the Agent or the Mandated Arranger in respect of any of these matters.

25.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

26.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

27.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

27.1.2
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party's rights

27.3.1
On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

27.3.2
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 27.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2(Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

27.4.2
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

27.5.1
This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

27.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

28.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

28.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.15 (Deduction from amounts payable by the ) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

28.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

28.5.1
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent, subject to the terms of the SACE Guarantee, shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Arranger under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.5.2	The Agent shall, if so directed by the Majority Lenders (and subject to the terms of the SACE Guarantee), vary the order set out in paragraphs 28.5.1 (b) to (d) above.

28.5.3	Paragraphs 28.5.1 and 28.5.2 above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

28.7.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

28.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

28.8.1	Subject to paragraphs 28.8.2 and 28.8.3 below, dollars is the currency of account and payment for any sum from an Obligor under any Finance Document.

28.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.	SET-OFF

29.1	Set-off

Each Finance Party may at any time whilst an Event of Default is continuing set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to such Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.2	Set-off not Mandatory

No Finance Party shall be obliged to exercise any right given to it by Clause 29.1 (Setoff).

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1	in the case of each Obligor, that identified with its name below;

(i)            in case of the Borrower:

Avenida das Américas, 3.434, bloco 1, 7° andar
Rio de Janeiro, RJ, Brazil
CEP 22640-102
Brazil

(ii)           in case of the Guarantor:

Avenida das Américas, 3.434, bloco 1, 7° andar
Rio de Janeiro, RJ, Brazil
CEP 22640-102
Brazil

30.2.2	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

30.2.3	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

30.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

30.3.2
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

30.3.3	All notices from or to an Obligor shall be sent through the Agent.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

30.5.1
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

30.5.2
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

30.6.1	Any notice given under or in connection with any Finance Document must be in English.

30.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

3 1.	CALCULATIONS AND CERTIFICATES

31.1         Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

34.1.1
Subject to Clause 34.2 (Exceptions) and save as otherwise provided in the SACE Guarantee, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

34.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

34.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower or Guarantors;

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

34.2.2
An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Arranger may not be effected without the consent of the Agent or the Mandated Arranger as the case may be.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

37.	ENFORCEMENT

37. 1        Jurisdiction

37.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising from or in connection with this Agreement (including a dispute relating to non-contractual obligations arising from or in connection with this Agreement, or a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a "Dispute").

37.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

37.1.3
This Clause 37.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, and notwithstanding paragraph 37.1.1 of Clause 37.1, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

37.2.1
irrevocably appoints TI United Kingdom Limited of 100 New Bridge Street, London EC4V 6JA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

37.2.2	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

37.3	Waiver of immunity

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

37.3.1	the bringing of any suit, action or proceeding;

37.3.2	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

37.3.3	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

37.4	Security for costs

To the extent that any Obligor may, in any suit, action or proceeding arising in connection with any Finance Document be entitled to the benefit of any provision requiring a Finance Party to post security for the costs for that Obligor, or post a bond or to take any similar action, that Obligor irrevocably waives such benefit, to the fullest extent now and in the future permitted under applicable law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the constitutional documents(estatuto social) of each Obligor.

(b)
A copy of a resolution of the board of directors or of the shareholders (as appropriate) of each Obligor (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party; and (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf and to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of each power of attorney required for the signatories of the Obligors to the Finance Documents.

(d)	The registration of the corporate acts undertaken by the Obligors in connection with the execution and delivery of the Finance Documents with the Junta Comercial (Board of Commerce).

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(f)
A certificate of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(g)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

A duly executed original copy of each Finance Document (and evidence of any relevant taxes, stamp duties, notarial fees, registration fees or taxes having been paid with respect to each such document where applicable), in form and substance satisfactory to the Agent, duly executed and in full force and effect.

3.	SACE Conditions Precedent

(h)	The SACE Guarantee duly executed by the parties thereto.

(i)	The SACE Reimbursement Agreement duly executed by the parties thereto.

(j)	Evidence that the SACE Guarantee shall have become effective and unconditional.

(k)	Evidence that the SACE Upfront Guarantee Fee has been paid to SACE.

(b)	Legal opinions

(a)	A legal opinion of Clifford Chance Europe LLP, English legal advisers to the Mandated Arranger and the Agent.

(b)	A legal opinion of Machado, Meyer, Sendacz e Opice, Brazilian legal advisers to the Mandated Arranger and the Agent.

(c)	Telecommunications Licences

A copy of each Telecommunications Licence existing as at the date of this Agreement.

(d)	Authorisations

(a)
Evidence of the electronic registration of the relevant financial terms and conditions of the Loans and the Guarantee with the Central Bank of Brazil through the Module of Registration of Financial Transactions (Registro de Operações Financeiras - ROF) of the Data System of the Central Bank of Brazil (Sisbacen) pursuant to the provisions of Circular No. 3,027 of February 22, 2001, of the Central Bank of Brazil.

(b)
The registration of this Agreement and the Guarantee, together with a sworn translation into Portuguese language, with the appropriate Registry of Titles and Deeds (Registro de Títulos e Documentos) in the City of São Paulo and the City of Rio de Janeiro.

(e)	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 37.2 (Service of Process) has accepted its appointment.

(b)	The Original Financial Statements of each Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(d)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has timely notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Schedule 2
REQUESTS

Part 1
FORM OF UTILISATION REQUEST

From:	TIM Celular S.A.

To:	[Agent]

Dated:

Dear Sirs

TIM Celular S.A. — USD143,671,929 SACE Facility Agreement
dated 28 November 2008 (the "Agreement")

(f)	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

(g)	We wish to borrow a Loan on the following terms:

Borrower:	TIM Celular S.A.

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[0] or, if less, the Available Facility

Interest Period:	[•]

(h)	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

(i)	The proceeds of the Loan should be credited to [account].

(j)	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
TIM Celular S.A.

Part 2
FORM OF CONVERSION REQUEST

From:	TIM Celular S.A.

To:	[Agent]

Dated:

Dear Sirs

TIM Celular S.A.– USD143,671,929 SACE Facility Agreement
dated 28 November 2008 (the "Agreement")

(k)	We refer to the Agreement. This is a Conversion Request. Terms defined in the Agreement have the same meaning in this Conversion Request unless given a different meaning in this Conversion Request.

We refer to the [Loan (the "Relevant Loan") to be made in an amount of [ ] with a Utilisation Date of [ ] (the "Proposed Conversion Date")]/[the Floating Rate Loan (the "Relevant Loan") which has been made with an Interest Period ending on [ ] (the "Proposed Conversion Date") which, following any repayment to be made on that date, will have the principal amount of [ ]].

We request that you provide us with the proposed Fixed Rate for the Relevant Loan from the Proposed Conversion Date.

We confirm that no Default is continuing [or would result from the proposed Loan] and the Repeating Representations to be made by each Obligor are true in all material respects.

Yours faithfully

authorised signatory for
TIM Celular S.A.

Part 3
FORM OF CONVERSION NOTICE

From:	TIM Celular S.A.

To:	[Agent]

Dated:

Dear Sirs

TIM Celular S.A.- USD143,671,929 SACE Facility Agreement
dated 28 November 2008 (the "Agreement")

We refer to the Agreement, to the Conversion Request delivered by us to you on [ ] (the "Relevant Conversion Request") and to the Quotation Conference Call organized between us, you and the Lenders at [ ] [a.m./p.m.] on [date]. Terms defined in the Agreement have the same meaning in this Conversion Notice unless given a different meaning in this Conversion Notice.

We refer to the Relevant Loan (as defined in the Relevant Conversion Request) in an amount of [ ] as at the Proposed Conversion Date (as defined in the Relevant Conversion Request) and fixed rate accepted by us during the Quotation Conference Call.

We confirm that we accept the fixed rate of [rate agreed during Quotation Conference Call], such fixed rate becoming the Fixed Rate for the Relevant Loan.

We confirm that no Default is continuing [or would result from the proposed Loan] and the Repeating Representations to be made by each Obligor are true in all material respects.

This Conversion Notice is irrevocable.

This Conversion Notice is governed by English law.

Yours faithfully

authorised signatory for
TIM Celular S.A.

Accepted

Yours faithfully

authorised signatory for
[name of Agent]

Schedule 3
FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

TIM Celular S.A. —USD143,671,929 Facility Agreement dated 28 November 2008
(the "Agreement")

2.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

3.	We refer to Clause 23.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule (together with the rights and obligations under the Guarantee relating thereto) in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•]. [Agent]

By:

Schedule 4
EXISTING SECURITY

Name of Obligor	Security	On Behalf of	Beneficary	Total Principal Amount of Indebtedness Secured	Final repayment date for principal secured
TIM Celular S.A.	None

TIM Participações S.A.	1) Aval (financial guarantee)	TIM Celular	BNDES	BRL1,025,850	13/08/2013

	2) Bank Guarantee (financial guarantee)	TIM Celular	BNDES	BRL39,026	13/08/2013

	3) Aval (financial guarantee)	TIM Celular	BNDES	BRL1,510,000	31/12/2018 (*)

	4) Aval (financial guarantee)	TIM Celular	Syndicate of lenders	BRL609,583	10/08/2009 (as to 50%) 05/08/2010 (as to 50%)

(*) estimated maturity date: 8 years after drawdown

Schedule 5
TIMETABLES

Delivery of a duly completed Utilisation	U-4
Request (Clause 5.1 (Delivery of a Utilisation	9.30am
Request)
Agent notifies the Lenders of the Loan in	U-3
accordance with Clause 5.4 (Lenders'	3.00pm
participation)
LIBOR and Reference Bank Rate is fixed	Quotation Day as of 11:00 a.m. (London time)

"U" = date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan

"U - X" = Business Days prior to date of utilisation

Schedule 6
FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

SACE S.p.A. — Servizi Assicurativi del Commercio Estero

From:	TIM Participações S A

Dated:

Dear Sirs

TIM Celular S.A. — USD143,671,929 Facility Agreement dated 28 November 2008
(the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We refer to the [annual/semi annual] [audited] financial statements for the Group for the Relevant Period ending [insert date].

3.	We confirm that:

(a)	the Consolidated Net Debt to Consolidated EBITDA Ratio as at the end of that Relevant Period was [ ]: 1.00;

(b)	the Interest Cover Ratio for the Relevant Period was [ ]:1.00;

(c)	the Debt Service Cover Ratio for the Relevant Period was [ ]:1.00; and

(d)	[insert details of calculation of financial covenants and whether the Company is in compliance with those covenants]

(1)	[We confirm that no Default is continuing.]

Signed:
Director	Director
of	of
TIM Participações S.A.	TIM Participações S.A.

If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 7
TELECOMMUNICATIONS LICENCES AS AT THE SIGNING DATE PROVIDED BY ANATEL OR
ANY OTHER AUTHORITY IN BRAZIL TO THE BORROWER TO PROVIDE MOBILE
SERVICES OR PERSONAL COMMUNICATION SERVICES IN BRAZIL

MAP LICENCE OF TIM GROUP IN BRAZIL - November 2008

OPERATOR	CONTRACT NUMBER	DATE	BAND	OBJECT and / or RF	EXPIRATION
SMP Authorization
TIM NORDESTE	PVCP/SPV N° 051/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 052/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 053/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 054/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 055/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 011/2002-ANATEL	10/12/2002	A	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 002/2002-ANATEL	10/12/2002	B	SMP - "Personal Mobile Service"	Undefined
TIM NORDESTE	PVCP/SPV N° 003/2002-ANATEL	10/12/2002	B	SMP - "Personal Mobile Service"	Undefined
TIM CELULAR	PVCP/SPV N° 006/2002- extended by N° 002/2006/PVCP/SPV- ANATEL	10/12/2002 1/6/2006	A	SMP - "Personal Mobile Service"	Undefined
TIM CELULAR	PVCP/SPV N° 049/2004-ANATEL extended by N° 074/2008/PVCP/SPV- ANATEL	30/12/2004 26/09/2008	A	SMP - "Personal Mobile Service"	Undefined
TIM CELULAR	PVCP/SPV N° 050/2004-ANATEL	30/12/2004	A	SMP - "Personal Mobile Service"	Undefined

TIM CELULAR	PVCP/SPV N° 004/2001-ANATEL	29/03/2001	E	SMP - "Personal Mobile Service"	Undefined
TIM CELULAR	PVCP/SPV N° 002/2001-ANATEL	12/03/2001	D	SMP - "Personal Mobile Service"	Undefined
TIM CELULAR	PVCP/SPV N° 003/2001-ANATEL	12/03/2001	D	SMP - "Personal Mobile Service"	Undefined
800 MHz SMP
TIM CELULAR	PVCP/SPV N° 006/2002-ANATEL extended by N° 002/2006/PVCP/SPV- ANATEL	10/12/2002 1/6/2006	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	03/09/2022
TIM CELULAR	PVCP/SPV N° 049/2004-ANATEL extended by N° 074/2008/PVCP/SPV- ANATEL	30/12/2004 26/09/2008	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	30/09/2023
TIM CELULAR	PVCP/SPV N° 050/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	14/04/2009
TIM NORDESTE	PVCP/SPV N° 051/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N° 052/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	15/12/2008
TIM NORDESTE	PVCP/SPV N° 053/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	28/11/2008
TIM NORDESTE	PVCP/SPV N° 054/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N° 055/2004-ANATEL	30/12/2004	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL / 890 to 891,5 MHz DL	27/03/2009
TIM NORDESTE	PVCP/SPV N° 011/2002-ANATEL	10/12/2002	A	824 to 835 MHz UL / 869 to 880 MHz DL 845 to 846,5 MHz UL/	15/05/2009

890 to 891,5 MHz DL
TIM NORDESTE	PVCP/SPV N° 002/2002-ANATEL	10/12/2002	B	835 to 845 MHz UL / 880 to 890 MHz DL 846,5 to 849 MHz UL / 891,5 to 894 MHz DL	08/04/2013
TIM NORDESTE	PVCP/SPV N° 003/2002-ANATEL	10/12/2002	B	835 to 845 MHz UL / 880 to 890 MHz DL 846,5 to 849 MHz UL / 891,5 to 894 MHz DL	07/08/2012
900 MHz SMP
TIM NORDESTE	PVCP/SPV N° 036/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N° 038/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	15/12/2008
TIM NORDESTE	PVCP/SPV N° 034/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	28/11/2008
TIM NORDESTE	PVCP/SPV N° 037/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N° 035/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	27/03/2009
TIM NORDESTE	PVCP/SPV N° 033/2004 - ANATEL	21/09/2004	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	15/05/2009
TIM NORDESTE	PVCP/SPV N° 039/2004 - ANATEL	21/09/2004	B	898,5 to 901 MHz UL / 943,5 to 946 MHz DL	07/04/2013
TIM NORDESTE	PVCP/SPV N° 035/2003 - ANATEL	23/07/2003	B	898,5 to 901 MHz UL / 943,5 to 946 MHz DL	06/08/2012
TIM CELULAR	PVCP/SPV N° 036/2003 -ANATEL extended by N° 002/2006/PVC P/S PV- ANATEL	23/7/2003 1/6/2006	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	03/09/2022
TIM CELULAR	PVCP/SPV N° 037/2003 -ANATEL extended by N° 074/2008/PVCP/SPV- ANATEL	23/7/2003 26/09/2008	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	30/09/2023

TIM CELULAR	PVCP/SPV N° 038/2003 - ANATEL	23/07/2003	A	907,5 to 910 MHz UL / 952,5 to 955 MHz DL	14/04/2009
TIM CELULAR	PVCP/SPV N° 034/2003 - ANATEL	23/07/2003	E	912,5 to 915 MHz UL / 957,5 to 960 MHz DL	29/03/2016
TIM CELULAR	PVCP/SPV N° 032/2003 - ANATEL	23/07/2003	D	910 to 912,5 MHz UL / 955 to 957,5 MHz DL	12/03/2016
TIM CELULAR	PVCP/SPV N° 033/2003 - ANATEL	23/07/2003	D	910 to 912,5 MHz UL / 955 to 957,5 MHz DL	12/03/2016
1800 MHz SMP
TIM NORDESTE	PVCP/SPV N 020/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N 01 017/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	15/12/2008
TIM NORDESTE	PVCP/SPV N 021/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	28/11/2008
TIM NORDESTE	PVCP/SPV N 01 019/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	31/12/2008
TIM NORDESTE	PVCP/SPV N 022/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	27/03/2009
TIM NORDESTE	PVCP/SPV N 01 018/2003 - ANATEL	10/07/2003	A	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	15/05/2009
TIM NORDESTE	PVCP/SPV N 01 015/2003 - ANATEL	10/07/2003	B	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	07/04/2013
TIM NORDESTE	PVCP/SPV N 016/2003 - ANATEL	10/07/2003	B	1730 to 1740 MHz UL / 1825 to 1835 MHz DL	06/08/2012
TIM CELULAR	PVCP/SPV N° 024/2003 - ANATEL extended by N° 002/2006/PVCP/SPV- ANATEL	10/7/2003 1/6/2006	A	1725 to 1735 MHz UL / 1820 to 1830 MHz DL	03/09/2022
TIM CELULAR	PVCP/SPV N° 023/2003 - ANATEL extended by N° 074/2008/PVCP/SPV-	10/7/2003 26/9/2008	A	1725 to 1735 MHz UL / 1820 to 1830 MHz DL	30/09/2023

ANATEL
TIM CELULAR	PVCP/SPV N 025/2003 - ANATEL	10/07/2003	A	1725 to 1735 MHz UL / 1820 to 1830 MHz DL	14/04/2009
TIM CELULAR	PVCP/SPV N 004/2001 - ANATEL	29/03/2001	E	1740 to 1755 MHz UL / 1835 to 1850 MHz DL	29/03/2016
TIM CELULAR	PVCP/SPV N 002/2001 - ANATEL	12/03/2001	D	1710 to 1725 MHz UL / 1805 to 1820 MHz DL	12/03/2016
TIM CELULAR	PVCP/SPV N 003/2001 - ANATEL	12/03/2001	D	1710 to 1725 MHz UL / 1805 to 1820 MHz DL	12/03/2016
TIM CELULAR	PVCP/SPV N 029/2007 - ANATEL	07/12/2007	D	1725 to 1730 MHz UL / 1820 to 1825 MHz DL	12/03/2016
TIM CELULAR	PVCP/SPV N 030/2007 - ANATEL	07/12/2007	E	1735 to 1740 MHz UL / 1830 to 1935 MHz DL	29/03/2016
1.9 GHz / 2,1 GHz (3G)
TIM NORDESTE	N° 44/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 45/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 46/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 47/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 48/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 49/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM NORDESTE	N° 50/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023

TIM NORDESTE	N° 51/2008/SPV- ANATEL	29/04/2008	G	1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM CELULAR	N° 52/2008/SPV- ANATEL	29/04/2008	G and F	1935 to 1945 MHz UL / 2125 to 2135 MHz DL and 1920 to 1935 MHz UL/2110 to 2125 MHz DL	30/04/2023
TIM CELULAR	N° 53/2008/SPV- ANATEL	29/04/2008	I and G	1955 to 1965 MHz UL / 2145 to 2155 MHz DL and 1935 to 1945 MHz UL / 2125 to 2135 MHz DL	30/04/2023
TIM CELULAR	N° 54/2008/SPV- ANATEL	29/04/2008	I	1955 to 1965 MHz UL / 2145 to 2155 MHz DL	30/04/2023
TIM CELULAR	N° 55/2008/SPV- ANATEL	29/04/2008	I	1955 to 1965 MHz UL / 2145 to 2155 MHz DL	30/04/2023
TIM CELULAR	N° 56/2008/SPV- ANATEL	29/04/2008	F and I	1920 to 1935 MHz UL / 2110 to 2125 MHz DL and 1955 to 1965 MHz UL/2145 to 2155 MHz DL	30/04/2023
TIM CELULAR	N° 58/2008/SPV- ANATEL	29/04/2008	I	1955 to 1965 MHz UL / 2145 to 2155 MHz DL	30/04/2023
LDN AUTHORIZATION
TIM CELULAR	237/2002/SPB - ANATEL	11/12/2002		STFC - LDN (National Long Distance)	Undefined
LDI AUTHORIZATION
TIM CELULAR	238/2002/SPB - ANATEL	11/12/2002		STFC - LDI (International Long Distance)	Undefined
SCM AUTHORIZATION
TIM CELULAR	PVST / SPV N.° 087/2003 – ANATEL	08/08/2003		SCM - (Multimidia Communication Service)	Undefined

FIXED LOCAL AUTHORIZATION
TIM CELULAR	437/2007/SPB - ANATEL	25/05/2007	STFC - Local (Local Fixed)	Undefined

THE BORROWER

TIM CELULAR S.A.

By:
Address:
Fax:
Attention:

THE GUARANTOR

TIM PARTICIPAÇÕES S.A.

By:
Address:
Fax:
Attention:

THE MANDATED ARRANGER

BNP PARIBAS

By:
Address:
Fax:
Attention:

THE AGENT

BNP PARIBAS

By:
Address:
Fax:
Attention:

THE ORIGINAL LENDER

BNP PARIBAS

By:
Address:
Fax:
Attention: